              FIRST AMENDMENT TO CREDIT AGREEMENT

     THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this "Amendment"), dated as of December 31, 2001, is entered into by and among AIRGAS, INC., a Delaware corporation ("Airgas" and also a "Borrower"), AIRGAS CANADA INC., a Canada corporation, and RED-D-ARC LIMITED, an Ontario corporation, (each a "Canadian Borrower" and together with Airgas, the "Borrowers"), the Guarantors signatory hereto, the Lenders signatory hereto, BANK OF AMERICA,
N. A., as administrative agent for the Lenders (in such capacity, the "U.S. Agent"), CANADIAN IMPERIAL BANK OF COMMERCE, as Canadian administrative agent for the Lenders (in such capacity, the "Canadian Agent"), FLEET NATIONAL BANK, as Syndication Agent, and THE BANK OF NEW YORK, as Documentation Agent.

                            RECITALS

      A.    The  Borrowers, the Guarantors, the Lenders  and  the
Agents  are  party  to  that certain Tenth Amended  and  Restated
Credit  Agreement dated as of July 30, 2001 (the "Existing Credit
Agreement").

      B.    The  Credit Parties have requested that the  Required
Lenders amend the Existing Credit Agreement as provided herein.

     C.   The Required Lenders have agreed to amend the Existing
Credit Agreement on the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereto hereby agree as follows:


                              PART I
                           DEFINITIONS

      SUBPART 1.1 Certain Definitions. Unless otherwise defined herein or the context otherwise requires, the following terms used in this Amendment, including its preamble and recitals, have the following meanings:

           "Amended  Credit  Agreement" means  the  Existing
     Credit Agreement as amended hereby.

           "Amendment  No. 1 Effective Date" is  defined  in
     Subpart 3.1.

      SUBPART 1.2 Other Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Amendment, including its preamble and recitals, have the meanings provided in the Existing Credit Agreement.

                             PART II
             AMENDMENTS TO EXISTING CREDIT AGREEMENT

      Effective on (and subject to the occurrence of) the Amendment No. 1 Effective Date, the Existing Credit Agreement is hereby amended in accordance with this Part II.

      SUBPART 2.1 Amendments to Section 1.1.  Section 1.1 of  the
Existing Credit Agreement is hereby amended in the following respects:

          (a) The following definitions appearing in Section 1.1 of the Existing Credit Agreement are amended and restated in their entireties to read as follows:

            "Applicable Percentage" means, for purposes of calculating the applicable interest rate for any day for any U.S. Base Rate Loan, any Eurodollar Loan or any Canadian
     Base Rate Loan, the applicable rate of the Acceptance Fee for any day for purposes of Section 3.4(a), the applicable rate of the Unused Revolving U.S. Commitment Fee for any day for purposes of Section 4.5(a)(i), the applicable rate of the Unused Revolving Canadian Commitment Fee for any day for purposes of Section 4.5(a)(ii), the applicable rate of the Standby U.S. Letter of Credit Fee for any day for purposes of Section 4.5(b)(i), the applicable rate of the Trade U.S. Letter of Credit Fee for any day for purposes of Section 4.5(b)(ii), the applicable rate of the Standby Canadian Letter of Credit Fee for any day for purposes of Section 4.5(c)(i), the applicable rate of the Trade Canadian Letter of Credit Fee for any day for the purposes of Section 4.5(c)(ii), the appropriate applicable percentage, corresponding to the higher of the long term credit ratings of Airgas by S&P and Moody's in effect as of such date:

                                     Applicable Percentages
                                     ----------------------
                     For
                  Revolving
                  U.S. Loans
                  and U.S.
                  Term Loans
                 -------------                                                                          For         For
                                                        For                     For         For         Unused      Unused
         Long                   For                     Standby     For Trade   Standby     Trade       Revolving   Revolving
         term    Euro-   Base   Canadian   For          U.S.        U.S.        Canadian    Canadian    U.S.        Canadian
Pricing  credit  dollar  rate   Base Rate  Banker's     Letter of   Letter of   Letter of   Letter of   Commitment  Commitment
Level    rating  Loans   Loans  Loans      Acceptances  Credit Fee  Credit Fee  Credit Fee  Credit Fee  Fee         Fee
-------  ------  ------  -----  ---------  -----------  ----------  ----------  ----------  ----------  ----------  ----------
  I      BBB+/
         Baa1
         or
         higher  1.00%   0.00%  0.00%      1.00%        1.00%       0.50%       1.00%       0.500%      0.200%      0.200%

  II     BBB/
         Baa2    1.50%   0.50%  0.50%      1.50%        1.50%       0.75%       1.50%       0.750%      0.275%      0.275%

  III    BBB-/
         Baa3    1.75%   0.75%  0.75%      1.75%        1.75%       0.875%      1.75%       0.875%      0.350%      0.350%

  IV     BB+/
         Ba1     2.00%   1.00%  1.00%      2.00%        2.00%       1.000%      2.00%       1.000%      0.400%      0.400%

  V      BB/
         Ba2     2.50%   1.50%  1.50%      2.50%        2.50%       1.250%      2.50%       1.250%      0.500%      0.500%

  VI     BB-/
         Ba3 or
         lower   3.00%   2.00%  2.00%      3.00%        3.00%       1.500%      3.00%       1.500%      0.500%      0.500%


     In the event that the long term credit ratings of Airgas by S&P and Moody's for any day differ by more than one Pricing Level, the Applicable Percentage for such day shall be the appropriate applicable percentage corresponding to the Pricing Level which is one Pricing Level higher than the Pricing Level corresponding to the lower of the long term credit ratings of Airgas by S&P and Moody's in effect as of such date. At all times on or after the Willow Acquisition Date and notwithstanding any other provision of this Credit Agreement to the contrary, at any time that as of the last day of most recently ended fiscal quarter for which the U.S. Agent shall have received the Required Financial Information, the Consolidated Total Leverage Ratio is greater than 4.0 to 1.0, the Pricing Level shall not be more favorable to the Borrowers than Pricing Level IV; provided, however, that during the period from the Willow Acquisition Date until the next succeeding date thereafter that the U.S. Agent shall have received the Required Financial Information, the Consolidated Total Leverage Ratio for purposes of this definition shall be the ratio determined on a pro forma basis as contemplated by clause (iii) of the definition of "Willow Acquisition Conditions" set forth in this Section 1.1.

          "Consolidated EBITDA" means, for any period, the sum of
     (i) Consolidated Net Income for such period, plus (ii) an amount which, in the determination of Consolidated Net
     Income for such period, has been deducted for (A) Consolidated Interest Expense, (B) total federal, state, local and foreign income, value added and similar taxes,
     (C) depreciation and amortization expense, (D) one-time cash expenses incurred in connection with the refinancing of the Existing Credit Agreement and the consummation on the
     Closing Date of the Debt Issuance pursuant to the Subordinated Note Indenture, (E) non-cash, non-recurring charges, (F) any losses realized upon the disposition of Property other than the disposition of Inventory in the course of business, (G) other non-cash expenses (excluding any non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) and (H) one-time charges resulting from the permanent closure of facilities, the termination of employees and other costs directly associated with the Willow Acquisition and the financing thereof to the extent such charges were incurred not later than twelve months following the Willow Acquisition Date and not exceeding $10,000,000 in the aggregate, minus (iii) an amount which, in the determination of Consolidated Net Income for such period, has been included for (A) non-cash gains during such period and (B) any gains realized upon the disposition of Property other than the disposition of Inventory in the course of business, all as determined in accordance with GAAP. Notwithstanding the forgoing, the portion of Consolidated EBITDA attributable to the assets and business acquired in the Willow Acquisition shall be (1) for each of the fiscal quarters ended December 31, 2000, March 31, 2001, June 30, 2001 and September 30, 2001, the amount set forth on Schedule 1.1I that corresponds to such fiscal quarter and
     (2) for any period(s) occurring between October 1, 2001 and the Willow Acquisition Date, an amount to be agreed upon by Airgas and the U.S. Agent which shall be supported by the direct profit of Willow and such financial information as the U.S. Agent shall reasonably request with respect to Willow for any such period.

          "Excluded Asset Disposition" means, with respect to any Consolidated Party, any Asset Disposition consisting of
     (i) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of such Consolidated

     Party's business, (ii) the sale, lease, license, transfer or other disposition of obsolete machinery and equipment or machinery and equipment no longer used or useful in the conduct of such Consolidated Party's business, (iii) any sale, lease, license, transfer or other disposition of Property by such Consolidated Party to any U.S. Credit Party, provided that the Credit Parties shall cause to be executed and delivered such documents, instruments and certificates as the U.S. Agent may reasonably request so as to cause the Credit Parties to be in compliance with the terms of Section 7.13 after giving effect to such transaction, (iv) any sale, lease, license, transfer or other disposition of Property by a Canadian Subsidiary to any Canadian Credit Party, provided that the Credit Parties shall cause to be executed and delivered such documents, instruments and certificates as the U.S. Agent may request so as to cause the Credit Parties to be in compliance with the terms of Section 7.13 after giving effect to such transaction, (v) any portion of an Asset Disposition by such Consolidated Party constituting a Permitted Investment,
     (vi) if such Consolidated Party is not a Credit Party, any sale, lease, license, transfer or other disposition of Property by such Consolidated Party to any Consolidated Party that is not a Credit Party, (viii) the sale or disposition of Cash Equivalents for fair market value, (ix) the disposition of cash in connection with a transaction permitted under the Credit Agreement, (x) any sale of Securitization Assets by such Consolidated Party to the Receivables Subsidiary in connection with the Permitted Receivables Financing, (xi) any Permitted Lien, (xii) the sale of the assets identified on Schedule 1.1B, and (xiii) any sale, transfer or other disposition of the Dogwood Assets for not less than the fair market value thereof that is consummated within 120 days following the Willow Acquisition; provided, however, that the term "Excluded Asset Disposition" shall not include (A) any Asset Disposition to the extent that any portion of the proceeds of such Asset Disposition would be required under any Junior Financing Documentation to be applied to permanently retire Indebtedness of the Consolidated Parties and (B) any transfer of assets to any Person identified on Schedule 1.1B by a Consolidated Party not identified on Schedule 1.1B to the extent such transfer of assets was made in contemplation of an Asset Disposition permitted by clause (xii) above.

           "Lenders" means each Canadian Lender and each U.S. Lender, together with their successors and permitted assigns; provided, however, for purposes of Section 11.3(b), the term "Lender" shall not include any U.S. Term Lender, in its capacity as such.

           "Loan" or "Loans" means the Revolving U.S. Loans and the U.S. Term Loans (or a portion of any Revolving U.S. Loan or U.S. Term Loan bearing interest at the U.S. Base Rate or the Eurodollar Rate and referred to as a U.S. Base Rate Loan or a Eurodollar Loan), the Competitive U.S. Loans (or any portion of any Competitive U.S. Loan), the Revolving Canadian Loans (or any portion of any Revolving Canadian
     Loan), the BA Outstandings, the U.S. Swingline Loans (or any U.S. Swingline Loan bearing interest at the U.S. Base Rate or the Quoted Rate and referred to as a U.S. Base Rate Loan or a Quoted Rate U.S. Swingline Loan) and/or the Canadian Swingline Loans, individually or collectively, as appropriate.

           "Notice of Borrowing" means (a) in the case of Revolving U.S. Loans or the U.S. Term Loan, a written notice of borrowing in substantially the form of Schedule 2.1(b)(i), as required by Section 2.1(b)(i) or Section 2.5(b), as applicable, or (b) in the case of Revolving

     Canadian   Loans,   a  written  notice   of   borrowing   in
     substantially the form of Schedule 3.1(b)(i).

          "Revolving U.S. Commitment" means, with respect to each U.S. Lender:

                (a) the commitment of such U.S. Lender in an aggregate principal amount at any time outstanding of up to such U.S. Lender's U.S. Commitment Percentage of the Revolving U.S. Committed Amount, (i) to make Revolving U.S. Loans in accordance with the provisions of Section 2.1(a), (ii) to purchase Participation Interests in U.S. Letters of Credit in accordance with the provisions of Section 2.3(c), (iii) to purchase Participation Interests in the U.S. Swingline Loans in accordance with the provisions of Section 2.4(b)(iii); and

                (b)  for all purposes except for the purposes  of
          Sections  2.1(a),  4.4(a),  4.5(a)  and  11.3(b),   the
          outstanding U.S. Term Loans of such U.S. Lender.

           "U.S. Lenders" means (i) those Lenders identified as U.S Lenders on the signature pages attached hereto, (ii) each U.S. Term Lender and (iii) any Person which becomes a U.S. Lender by executing a New Commitment Agreement pursuant to Section 4.4(d), together with their successors and assigns; provided, however, for purposes of Section 11.3(b), the term "U.S. Lender" shall not include any U.S. Term Lender, in its capacity as such.

           (b)   The  following  new  definitions  are  added  to
     Section 1.1 of the Existing Credit Agreement in appropriate alphabetical order:

           "Approved Fund" means any Person (other than a natural Person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

          "Dogwood Assets" means the operations of Willow located in North Carolina, South Carolina and southern Virginia. The Dogwood Assets consist of ten locations that include retail stores, gas fill plants and a specialty gas laboratory.

           "Principal  Amortization Payment"  means  a  principal
     payment   on   the  U.S.  Term  Loans  as   set   forth   in
     Section 2.5(d).

           "U.S. Term Lender" means each Person which executes a U.S. Term Loan Commitment Agreement, together with its successors and assigns.

           "U.S. Term Loan" shall have the meaning assigned to such term in Section 2.5(a).

          "U.S. Term Loan Commitment" means, with respect to each U.S. Term Lender, the commitment of such U.S. Term Lender to make U.S. Term Loans in accordance with Section 2.5(a) in an aggregate principal amount equal to the amount specified in the U.S. Term Loan Commitment Agreement executed by such U.S. Term Lender.

            "U.S.  Term  Loan  Commitment  Agreement"  means   an
     agreement in the form of Schedule 2.5 hereto.

           "U.S. Term Loan Committed Amount" means the aggregate principal amount of commitments (not to exceed $100,000,000) received and consented to by the U.S. Agent from one or more lenders acceptable to the U.S. Agent and Airgas, pursuant to executed U.S. Term Loan Commitment Agreements.

           "U.S. Term Loan Percentage" means, for any U.S. Term Lender, the percentage obtained by dividing (i) the principal amount of the U.S. Term Loan Commitment of such U.S. Term Lender by (ii) the U.S. Term Loan Committed Amount, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 2.5(g).

           "Willow" means Air Products and Chemicals, Inc.'s business in the United States with respect to (a) the sale of pressurized gases in pressurized cylinders and (b) the provision (as a reseller/distributor/lessor) of equipment (including, without limitation, welding equipment) and materials necessary for or related to the use of packaged gases.

          "Willow Acquisition" means the Acquisition by Airgas of Willow in accordance with the Willow Acquisition Conditions.

          "Willow Acquisition Conditions" means:

                (i) The U.S. Agent shall have received an executed copy of the Willow Purchase Agreement which
          (a) shall provide (1) for an aggregate purchase price (excluding fees and expenses associated with the Willow Acquisition and the financing thereof) not in excess of $270 million less the amount of accounts receivable administered on the SPOC system as of the Willow Acquisition Date and less the value of the Dogwood Assets to the extent they are not acquired and (2) that as of the Willow Acquisition Date, except as set forth in the Willow Purchase Agreement, since September 30, 2001 there shall not have occurred any event, change or effect that is or would reasonably be expected to be materially adverse to the condition (financial or otherwise), properties, liabilities or results from operations of Willow (excluding any event, change or effect that arises or results from (A) the impact of a decline in the market price of the products of Willow,
          (B) the impact of an increase in the price of raw materials consistent with the market generally, or (C) the impact of changes in general economic and/or financial market conditions) and (b) shall otherwise be satisfactory to the U.S. Agent. The Willow Purchase Agreement shall not have been altered, amended or otherwise changed or supplemented or any condition therein waived in a manner that is adverse to the Lenders without the prior written consent of the U.S. Agent.

                (ii) The Willow Acquisition shall have been consummated on or before March 31, 2002 in accordance with the terms of the Willow Purchase Agreement and in compliance with applicable law and regulatory approvals.

                (iii) Upon  giving pro forma effect  to  the
          Willow Acquisition, the Credit Parties shall be in compliance with the financial covenants set forth in
          Section 7.10 on the basis of financial information for Airgas and Willow for the 12-month period ended
          September 30, 2001. Such pro forma calculations shall be supported by certain audited and reviewed financial information of Willow at September 30, 2001 (which information shall be consistent in all material respects with the information provided by Airgas to the Agent and the Lenders in the Confidential Offering Memorandum dated November 2001) and such other financial information as the U.S. Agent shall reasonably request with respect to Willow for the period after September 30, 2001 through the Willow Acquisition Date.

                (iv) To the extent applicable, the U.S. Agent shall have received all items in respect of the Property acquired in such Acquisition required to be delivered by the terms of Section 7.12 and/or
          Section 7.13.

                (v) The representations and warranties made by the Credit Parties in any Credit Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date.

                (vi)  If  the  Willow Acquisition is  consummated
          after February 28, 2002, then the U.S. Agent shall have received reviewed financial information of Willow for the fiscal quarter at December 31, 2001 (which information shall be consistent in all material respects with the information provided by Airgas to the Agent and the Lenders in the Confidential Offering Memorandum dated November 2001).

                (vii) The U.S. Agent shall have received from Airgas (a) for the account of each U.S. Term Lender, an upfront fee on such Lender's U.S. Term Loan Commitment in an amount mutually acceptable to the U.S. Agent and Airgas (net of amounts previously paid in respect of such upfront fees pursuant to that certain fee letter dated December 6, 2001 among Airgas, Bank of America and Banc of America Securities LLC ("BAS")) and (b) for the account of BAS, the costs, fees and expenses required to be paid by Airgas to BAS pursuant to that certain amended and restated engagement letter dated December 6, 2001, as amended, among Airgas, Bank of America and BAS.

           "Willow Acquisition Date" means the date on which the Willow Acquisition is consummated.

            "Willow   Purchase  Agreement"  means  the   purchase
     agreement to be entered into by Airgas and Air Products and Chemicals, Inc. in respect of the Willow Acquisition, together with all schedules and exhibits thereto.

          SUBPART 2.2    Amendments to Section 2.5.  A new Section 2.5
is hereby added to the Existing Credit Agreement and shall read as follows:

     2.5  U.S. Term Loan.

           (a) U.S. Term Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein each U.S. Term Lender severally agrees to make available to Airgas on the Willow Acquisition Date such U.S. Term Lender's U.S. Term Loan Percentage of a term loan in U.S. Dollars (the "U.S. Term Loan") in the aggregate principal amount equal to the U.S. Term Loan Committed Amount. The U.S. Term Loan may consist of U.S. Base Rate Loans or Eurodollar Loans, or a combination thereof, as Airgas may request; provided, however, that no more than five (5) Eurodollar Loans which are U.S. Term Loans shall be outstanding hereunder at any time (it being understood that, for purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period). Amounts repaid on the U.S. Term Loan may not be reborrowed.

           (b) Borrowing Procedures. Airgas shall submit an appropriate Notice of Borrowing to the U.S. Agent not later than 11:00 A.M. (Charlotte, North Carolina time) on the Willow Acquisition Date, with respect to the portion of the U.S. Term Loan initially consisting of a U.S. Base Rate Loan, or on the third Business Day prior to the Willow Acquisition Date, with respect to the portion of the U.S. Term Loan initially consisting of one or more Eurodollar Loans. Such Notice of Borrowing shall be irrevocable and shall specify (i) that the funding of a U.S. Term Loan is requested and (ii) whether the funding of the U.S. Term Loan shall be comprised of U.S. Base Rate Loans, Eurodollar Loans or a combination thereof, and if Eurodollar Loans are requested, the Interest Period(s) therefor. If Airgas shall fail to deliver such Notice of Borrowing to the U.S. Agent by 11:00 A.M. (Charlotte, North Carolina time) on the third Business Day prior to the Willow Acquisition Date, then the full amount of the U.S. Term Loan shall be disbursed on the Willow Acquisition Date as a U.S. Base Rate Loan. Each U.S. Term Lender shall make its U.S. Term Loan Percentage of the U.S. Term Loan available to the U.S. Agent for the account of Airgas as specified in Section 4.14, or in such other manner as the U.S. Agent may specify in writing, by 1:00 P.M. (Charlotte, North Carolina time) on the Willow Acquisition Date in U.S. Dollars and in funds immediately available to the U.S. Agent.

           (c) Minimum Amounts. Each Eurodollar Loan or U.S. Base Rate Loan that is part of the U.S. Term Loan shall be in an aggregate principal amount that is not less than U.S.$5,000,000 and integral multiples of U.S.$1,000,000 (or the then remaining principal balance of the U.S. Term Loan, if less).

           (d) Repayment of U.S. Term Loan. Airgas promises to pay the outstanding principal amount of the U.S. Term Loan in eighteen (18) consecutive quarterly installments as follows (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 4.3), unless accelerated sooner pursuant to Section 9.2:

                           U.S. Term
                        Loan Principal
                         Amortization
                      Payment due on the
    Principal           corresponding
  Amortization       Principal Amortization
  Payment Dates          Payment Date
  -------------      ----------------------

 June 30, 2002 and
 September 30, 2002        2.50%

 December 31, 2002,
 March 31, 2003,
 June 30, 2003 and
 September 30, 2003        3.75%

 December 31, 2003,
 March 31, 2004,
 June 30, 2004 and
 September 30, 2004        5.00%

 December 31, 2004,
 March 31, 2005,
 June 30, 2005 and
 September 30, 2005        6.25%

 December 31, 2005,
 March 31, 2006,
 June 30, 2006 and
 the Termination Date      8.75%

            (e)    Interest.   Subject to the provisions of
     Section 4.1,

               (i) U.S. Base Rate Loans. During such periods as the U.S. Term Loan shall be comprised in whole or in part of U.S. Base Rate Loans, such U.S. Base Rate Loans shall bear interest at a per annum rate equal to the U.S. Base Rate plus the Applicable Percentage; and

               (ii) Eurodollar Loans. During such periods as the U.S. Term Loan shall be comprised in whole or in part of Eurodollar Loans, such Eurodollar Loans shall bear interest at a per annum rate equal to the Eurodollar Rate plus the Applicable Percentage.

          Airgas promises to pay interest on the U.S. Term Loan in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

           (f) U.S. Term Notes. At the request of any U.S. Term Lender, the portion of the U.S. Term Loan made by such U.S. Term Lender shall be evidenced by a duly executed promissory note of Airgas to such Lender in an original principal amount equal to such Lender's U.S. Term Loan Percentage of the U.S. Term Loan.

           (g) Assignments of U.S. Term Loans. Each U.S. Term Lender may assign all or a portion of its rights and obligations hereunder with respect to its U.S. Term Loans, pursuant to an assignment agreement substantially in the form of Schedule 11.3(b), to (i) any Lender, any Subsidiary of a Lender or any Affiliate of a Lender under direct or indirect common control with such Lender, (ii) any Approved Fund or (iii) any other commercial bank, financial institution or "accredited investor" (as defined in Regulation D of the Securities and Exchange Commission) reasonably acceptable to the U.S. Agent and Airgas (so long as no Default or Event of Default exists) (provided that it shall not be unreasonable for Airgas to withhold its approval for any assignment to any competitor of Airgas (which term "competitor" shall not include a Person solely by reason of the fact that such Person is making loans to, accepting deposits from or otherwise generally engaging in banking business with any competitor of Airgas); provided that, except in the case of any assignment to an existing Lender, such assignment shall be in an integral multiple of U.S.$1,000,000 (or, if less, the remaining amount of the U.S. Term Loans being assigned by such U.S. Term Lender). Any assignment pursuant to this Section 2.5(g) shall be effective upon delivery to the U.S. Agent of written notice of the assignment together with a transfer fee of U.S.$3,500 payable to the U.S. Agent for its own account from and after the effective date specified in the applicable assignment agreement. In addition, the assigning U.S. Term Lender will give prompt notice to Airgas of any such assignment. Upon the effectiveness of any such assignment (and after notice to, and (to the extent required pursuant to the terms hereof), with the consent of, Airgas as provided herein), the assignee shall become a "U.S. Term Lender" for all purposes of this Credit Agreement and the other Credit Documents and, to the extent of such assignment, the assigning U.S. Term Lender shall be relieved of its obligations hereunder to the extent of the U.S. Term Loans being assigned. By executing and delivering an assignment agreement in accordance with this Section 2.5(g), the assigning U.S. Term Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning U.S. Term Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim; (ii) except as set forth in clause (i) above, such assigning U.S. Term Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto or the financial condition of any Credit Party or any of its respective Affiliates or the performance or observance by any Credit Party of any of its obligations under this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto;
     (iii) such assignee represents and warrants that it is legally authorized to enter into such assignment agreement;
     (iv) such assignee confirms that it has received a copy of this Credit Agreement, the other Credit Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such assignment agreement; (v) such assignee will independently and without reliance upon the Agents, such assigning U.S. Term Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement and the other Credit Documents; (vi) such assignee appoints and authorizes the Agents to take such action on its behalf and to exercise such powers under this Credit Agreement or any other Credit Document as are delegated to the Agents by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Credit Agreement and the other Credit Documents are required to be performed by it as a U.S. Term Lender; and (viii) such assignee agrees that it will be bound by the terms of the Intercreditor Agreement, regardless of whether such assignee becomes a signatory thereto. Each Person that shall become a U.S. Term Lender pursuant to Section 2.5(g) shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to Section 4.10(b).

           (h) Pro Rata Treatment. Each U.S. Term Loan, each payment or prepayment of principal in respect of any U.S. Term Loan, each payment of interest on the U.S. Term Loans and each conversion or extension of any U.S. Term Loan, shall be allocated pro rata among the U.S. Term Lenders in accordance with the respective principal amounts of their outstanding U.S. Term Loans and Participation Interests in U.S. Term Loans.

          SUBPART 2.3    Amendments to Section 4.2.  Section 4.2 of
the Existing Credit Agreement is hereby amended in its entirety to read as follows:

     4.2  Extension and Conversion.

           (a) Airgas. Airgas shall have the option, on any Business Day, to extend existing Revolving U.S Loans or U.S. Term Loans into a subsequent permissible Interest Period or to convert any such Loans into Loans of another interest rate type; provided, however, that (i) except as provided in
     Section 4.8, Eurodollar Loans may be converted into U.S. Base Rate Loans only on the last day of the Interest Period applicable thereto, (ii) Loans extended as, or converted into, Eurodollar Loans shall be subject to the terms of the definition of "Interest Period" set forth in Section 1.1 and shall be in such minimum amounts as provided in Sections 2.1(b)(ii) and 3.1(b)(ii), (iii) no more than 11 Eurodollar

     Loans shall be outstanding hereunder at any time (it being understood that, for purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period), (iv) any request for extension or conversion of a Eurodollar Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month and (v) Competitive U.S. Loans and U.S. Swingline Loans may not be extended or converted pursuant to this Section 4.2. Each such extension or conversion shall be effected by
     Airgas by giving a Notice of Extension/Conversion (or telephone notice promptly confirmed in writing) to the U.S. Agent prior to 11:00 A.M. (Charlotte, North Carolina time) on the Business Day of, in the case of the conversion of a Eurodollar Loan into a U.S. Base Rate Loan, and on the third Business Day prior to, in the case of the extension of a Eurodollar Loan as, or conversion of a U.S. Base Rate Loan into, a Eurodollar Loan, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Loans to be so extended or converted, the types of Loans into which such Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. In the event Airgas fails to request extension or conversion of any Eurodollar Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such Eurodollar Loan shall be automatically converted into a U.S. Base Rate Loan at the end of the Interest Period applicable thereto. The U.S. Agent shall give each U.S. Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

          SUBPART 2.4    Amendments to Section 4.3.  Section 4.3(a)
and Section 4.3(b)(v) of the Existing Credit Agreement are hereby amended in their entireties to read as follows:

     4.3  Prepayments.

          (a) Voluntary Prepayments. Loans may be prepaid in whole or in part from time to time, subject to Section 4.11, but otherwise
without   premium  or  penalty;  provided,  however,   that   (i)
Eurodollar  Loans and Competitive U.S. Loans may only be  prepaid on  three Business Days' prior written notice to the U.S.  Agent, and specifying the applicable Loans to be prepaid; (ii) any prepayment of Eurodollar Loans, Competitive U.S. Loans or Quoted
Rate  U.S. Swingline Loans will be subject to Section 4.11; (iii)
any   portion   of   the  Revolving  Canadian  Committed   Amount
represented by a Bankers' Acceptance may not be prepaid prior  to the maturity of such Bankers' Acceptance; (iv) each such partial prepayment of Loans shall be (A) in the case of Revolving U.S. Loans and the U.S. Term Loan, in a minimum principal amount of U.S.$5,000,000 and integral multiples of U.S.$1,000,000 in excess thereof, (B) in the case of Revolving Canadian Loans, in a minimum principal amount of C$1,500,000 and integral multiples of C$100,000 in excess thereof and (C) in the case of U.S. Swingline Loans, in a minimum principal amount of U.S.$100,000 and integral multiples thereof; and (v) any prepayment of the U.S. Term Loan shall be applied ratably to the remaining Principal Amortization
Payments  thereof.   Subject  to  the  foregoing  terms,  amounts
prepaid under this Section 4.3(a) shall be applied as the applicable Borrower may elect.

                             *******
          (b)  Mandatory Prepayments.

                             *******

          (v)  Application of Certain Mandatory Prepayments.

                    (A)  Asset Dispositions and Debt Issuances by
               the U.S. Credit Parties. All amounts required to be paid by the U.S. Credit Parties pursuant to
               Section 4.3(b)(iii) or (iv) shall be applied first pro rata to (1) the U.S. Term Loan (ratably to the remaining Principal Amortization Payments thereof), and (2) (a) the U.S. Swingline Loans,
               (b) the Revolving U.S. Loans and (c) the Competitive U.S. Loans (and, after all Revolving U.S. Loans, Competitive U.S. Loans and U.S.
               Swingline  Loans  have been repaid,  to  the  U.S.
               Agent additional cash in respect of U.S. LOC Obligations, to be held by the U.S. Agent, for the benefit of the Lenders, in a cash collateral account) and second to the Canadian Obligations of the types described in and in the manner provided in subclause (B) below. To the extent the aggregate U.S. Dollar Amount of all prepayments required to be made pursuant to Sections
               4.3(b)(iii)      and      4.3(b)(iv)       exceeds
               U.S.$75,000,000, the Revolving U.S. Committed Amount shall be permanently reduced in an amount equal to the U.S. Dollar Amount of all additional amounts applied pursuant to this clause (A) and clause (B) below). Without limiting the foregoing sentence, to the extent that any obligation to make a mandatory prepayment of the loans arises from an Asset Disposition Prepayment Event of the type described in clause (ii) of the definition thereof, the Revolving U.S. Committed Amount shall be permanently reduced in an amount equal to the U.S. Dollar Amount of such prepayment.

                    (B) Asset Dispositions and Debt Issuances by the Canadian Credit Parties. All amounts required to be paid by the Canadian Credit Parties pursuant to Section 4.3(b)(iii) or (iv) shall be applied first to the Canadian Swingline Loans, second to the Revolving Canadian Loans, third to the BA Outstandings in direct order of maturities (and, after all Revolving Canadian Loans, Canadian Swingline Loans and BA Outstandings have been repaid, to the Canadian Agent additional cash in respect of Canadian LOC Obligations, to be held by the Canadian Agent, for the benefit of the Lenders, in a cash collateral account) and fourth to the remaining Credit Party Obligations of the types described in and in the manner provided in subclause (A) above. To the extent the aggregate U.S. Dollar Amount of all prepayments required to be made pursuant to Sections 4.3(b)(iii) and 4.3(b)(iv) exceeds U.S.$75,000,000, the Revolving Canadian Committed Amount shall be permanently reduced in an amount equal to the Canadian Dollar Equivalent of all additional amounts applied pursuant to this clause (B) and clause (A) above).

               Without limiting the foregoing sentence, to the extent that any obligation to make a mandatory prepayment of the loans arises from an Asset Disposition Prepayment Event of the type described in clause (ii) of the definition thereof, the Revolving Canadian Committed Amount shall be permanently reduced in an amount equal to the Canadian Dollar Equivalent of such prepayment.

          Within the parameters of the applications set forth above, prepayments of Revolving U.S. Loans and the U.S. Term Loan shall be applied first to U.S. Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities. All prepayments under this
          Section 4.3(b) shall be subject to Section 4.11 and be accompanied by interest on the principal amount prepaid through the date of prepayment.

          SUBPART 2.5    Amendments to Section 4.4.  The introductory
clause of Section 4.4(d) of the Existing Credit Agreement is hereby amended in its entirety to read as follows and a new
Section 4.4(e) is hereby added to the Existing Credit Agreement and shall read as follows:
:

      4.4  Termination and Reduction of Commitments; Increase  of
Commitments.

                             *******

       (d) Increase in Commitments. Following the Willow Acquisition Date, the Borrowers shall have the right, upon at least fifteen (15) Business Days' prior written notice to the U.S. Agent, to increase the Revolving U.S. Committed Amount and/or the Revolving Canadian Committed Amount, in the aggregate, by the U.S. Dollar Amount (or the Canadian Dollar Equivalent) of up to the difference of (i) U.S.$100,000,000 minus (ii) the U.S. Term Loan Committed Amount, in one or more increases, at any time and from time to time on or after the Closing Date, subject, however, in any such case, to satisfaction of the following conditions precedent:

                             *******

      (e)   Termination  of U.S. Term Loan Commitments.   On  the
date, if any, that the Willow Purchase Agreement is terminated in
accordance   with  Section  15  thereof,  the  U.S.   Term   Loan
Commitments shall automatically terminate.

            SUBPART   2.6      Amendments  to  Section   4.14(b).
Section 4.14(b) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

     4.14 Payments, Computations, Etc.

              (b) Allocation of Payments from U.S. Credit Parties After-Acceleration. Notwithstanding any other provision of this Credit Agreement to the contrary, after acceleration of the

Credit Party Obligations pursuant to Section 9.2 and after taking into account the application of the amounts collected or received from the Canadian Credit Parties as provided in Section 4.14(c), all amounts collected or received by the Agents or any Lender from the U.S. Credit Parties on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral pledged by the U.S. Credit Parties in support of the Credit Party Obligations shall be paid over or delivered as follows:

           FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys' fees) of the U.S. Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the U.S. Agent with respect to the Collateral under or pursuant to the terms of the Collateral Documents;

           SECOND,  to the payment of any fees owed to  the  U.S.
     Agent;

           THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys' fees) of each of the U.S. Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations (other than the Canadian Obligations) owing to such U.S. Lender;

           FOURTH,  to  the  payment of all of the  Credit  Party
     Obligations (other than the Canadian Obligations) consisting of accrued fees and interest;

           FIFTH, to the payment of the outstanding principal amount of the Credit Party Obligations (other than the Canadian Obligations) (including the payment or cash collateralization of the outstanding U.S. LOC Obligations);

           SIXTH, to all other Credit Party Obligations (other than the Canadian Obligations) and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses "FIRST" through "FIFTH" above; and

           SEVENTH, to the payment of the surplus, if any, to the payment of the Canadian Obligations in accordance with
     Section 4.14(c).

          In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Revolving U.S. Loans, U.S. Term Loans, Competitive U.S. Loans and U.S. LOC Obligations held by such Lender bears to the aggregate then outstanding Revolving U.S. Loans, U.S. Term Loans, Competitive U.S. Loans and U.S. LOC Obligations) of amounts available to be applied pursuant to clauses "THIRD", "FOURTH", "FIFTH" and "SIXTH" above; and (iii) to the extent that any amounts available
for   distribution   pursuant  to  clause   "FIFTH"   above   are
attributable to the issued but undrawn amount of outstanding U.S. Letters of Credit, such amounts shall be held by the U.S. Agent in a cash collateral account and applied (A) first, to reimburse the U.S. Issuing Lender from time to time for any drawings under
such  U.S.  Letters  of  Credit  and  (B)  then,  following   the
expiration  of  all  U.S.  Letters  of  Credit,  to   all   other
obligations  of  the types described in clauses "FIFTH",  "SIXTH"
and   "SEVENTH"   above   in   the  manner   provided   in   this
Section 4.14(b).

     SUBPART 2.7    Amendments to Section 7.1.  Section 7.1(c) of
the Existing Credit Agreement is hereby amended in its entirety to read as follows:

     7.1  Information Covenants.

      The Credit Parties will furnish, or cause to be furnished, to each of the Agents and each of the Lenders:

                             *******

          (c) Officer's Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of an Executive Officer of Airgas substantially in the form of Schedule 7.1(c), (i) demonstrating compliance with the financial covenants contained in Section 7.10 by calculation thereof as of the end of each such fiscal period, (ii) including a description of adjustments to Consolidated EBITDA (of the type described in clause (H) of the definition thereof) attributable to the Willow Acquisition and (iii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Credit Party proposes to take with respect thereto.

      SUBPART 2.8    Amendments to Section 7.10.  Section 7.10 of
the Existing Credit Agreement is hereby amended in its entirety to read as follows:

     7.10 Financial Covenants.

      (a) Consolidated Total Leverage Ratio. The Credit Parties shall cause the Consolidated Total Leverage Ratio as of each Calculation Date set forth below to be no greater than:

      Calendar
        Year       March 31      June 30       September 30   December 31
      --------     --------      -------       ------------   -----------
        2001          N/A        4.45 to 1.00  4.45 to 1.00   4.45 to 1.00
        2002       4.45 to 1.00  4.45 to 1.00  4.25 to 1.00   4.25 to 1.00
        2003       4.25 to 1.00  4.25 to 1.00  4.25 to 1.00   4.25 to 1.00
        2004       4.00 to 1.00  4.00 to 1.00  4.00 to 1.00   4.00 to 1.00
      Thereafter   3.75 to 1.00  3.75 to 1.00  3.75 to 1.00   3.75 to 1.00

     (b) Consolidated Senior Leverage Ratio. The Credit Parties shall cause the Consolidated Senior Leverage Ratio as of each Calculation Date set forth below to be no greater than:

      Calendar
        Year       March 31      June 30       September 30   December 31
      --------     --------      -------       ------------   -----------
        2001          N/A        3.00 to 1.00  3.00 to 1.00   3.00 to 1.00
        2002       3.00 to 1.00  3.00 to 1.00  3.00 to 1.00   3.00 to 1.00
        2003       3.00 to 1.00  3.00 to 1.00  3.00 to 1.00   3.00 to 1.00
        2004       3.00 to 1.00  3.00 to 1.00  3.00 to 1.00   3.00 to 1.00
      Thereafter   2.75 to 1.00  2.75 to 1.00  2.75 to 1.00   2.75 to 1.00

      (c)   Consolidated Fixed Charge Coverage Ratio.  The Credit
Parties shall cause the Consolidated Fixed Charge Coverage Ratio as of each Calculation Date set forth below to be at least:

      Calendar
        Year       March 31      June 30       September 30   December 31
      --------     --------      -------       ------------   -----------
        2001          N/A        1.75 to 1.00  1.75 to 1.00   1.75 to 1.00
        2002       1.75 to 1.00  1.75 to 1.00  1.75 to 1.00   1.75 to 1.00
        2003       2.00 to 1.00  2.00 to 1.00  2.00 to 1.00   2.00 to 1.00
        2004       2.25 to 1.00  2.25 to 1.00  2.25 to 1.00   2.25 to 1.00
      Thereafter   2.50 to 1.00  2.50 to 1.00  2.50 to 1.00   2.50 to 1.00

     SUBPART 2.9    Amendments to Section 8.5.  Section 8.5(i) of
the Existing Credit Agreement is hereby amended in its entirety to read as follows:

     8.5  Investments.

The Credit Parties will not permit any Consolidated Party to make any Investments, except for:

                             *******

      (i) (i) the Willow Acquisition and (ii) after the first to occur of (x) the date, if any, that the Willow Purchase Agreement is terminated in accordance with Section 15 thereof and (y) April 1, 2002, other Investments consisting of an Acquisition by Airgas or any Subsidiary of Airgas, provided that (A) the Property acquired (or the Property of the Person acquired) in such Acquisition is used or useful in the same or a similar or ancillary line of business as Airgas and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof), (B) to the extent applicable, the U.S. Agent shall have received all items in respect of the Capital Stock or Property acquired in such Acquisition required to be delivered by the terms of Section 7.12 and/or Section 7.13, (C) in the case of an Acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (D) Airgas shall have delivered to the U.S. Agent (1) a Pro Forma Compliance

Certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, Airgas would be in compliance with the financial covenants set forth in Sections 7.10(a) - (c) and (2) if the EBITDA for the four fiscal quarter period ending prior to the date of such Acquisition attributable to the Person or Property acquired in such Acquisition exceeds $10,000,000, a consolidated balance sheet and income statement of such Person or Property, together with related consolidated statements of operations and retained earnings and of cash flows for such four fiscal quarter period with respect to such Person or Property which have been prepared in accordance with GAAP and reviewed by an independent certified public accountant of recognized national standing reasonably acceptable to the U.S. Agent, (E) the representations and warranties made by the Credit Parties in any Credit Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date and (F) the aggregate consideration (including cash and non-cash consideration and any assumption of Indebtedness, but excluding consideration consisting of any Capital Stock of Airgas issued to the seller of the Capital Stock or Property acquired in such Acquisition and consideration consisting of the proceeds of any Equity Issuance by Airgas consummated subsequent to the Closing Date) paid by the Consolidated Parties for all such Acquisitions occurring during any fiscal year shall not exceed as of the date of such Acquisition after giving effect to any such Acquisition (1) if the Applicable Percentage is based on "Pricing Level I", "Pricing Level II" or "Pricing Level III", $100,000,000 during any fiscal year, (2) if the Applicable Percentage is based on "Pricing Level IV", $75,000,000 during any fiscal year or
(3) if the Applicable Percentage is based on "Pricing Level V" or "Pricing Level VI", $50,000,000 during any fiscal year; provided, however, that following the consummation, if any, of the Willow Acquisition, such aggregate consideration paid by the Consolidated Parties for all such Acquisitions occurring during any fiscal year shall not exceed as of the date of such Acquisition after giving effect to any such Acquisition $12,500,000 unless the Consolidated Total Leverage Ratio as of the last day of the fiscal quarter ended at least 45 days prior to any such Acquisition (or, during the period from the Willow Acquisition Date until the next succeeding date thereafter that the U.S. Agent shall have received the Required Financial Information, the Consolidated Total Leverage Ratio as determined on a pro forma basis as contemplated by clause (iii) of the definition of "Willow Acquisition Conditions" set forth in
Section 1.1) is less than 4.0 to 1.0; provided further, that if the Willow Acquisition is consummated, Airgas and it Subsidiaries shall not be permitted to make any other Investments pursuant to this Section 8.5(i) prior to the first day of the fiscal year commencing April 1, 2002.

          SUBPART 2.10   Amendments to Section 10.4.  Section 10.4 of
the Existing Credit Agreement is hereby amended in its entirety to read as follows:

       10.4 Reliance on Communications.

          Each of the Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution,
notice,   consent,  certificate,  affidavit,  letter,  cablegram,
telegram,  telecopy, telex or teletype message, statement,  order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Credit Parties, independent accountants and other experts selected by the U.S.
Agent with reasonable care). Each of the Agents may deem and treat each Lender as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer  thereof  shall  have been  filed  with  such  Agent  in
accordance  with Section 2.5(g) or Section 11.3(b) hereof.   Each
of the Agents shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Credit Documents unless it shall first receive such advice or concurrence as it deems appropriate from, in the case of the U.S. Agent, the Required Lenders, or, in the case of the Canadian Agent, the Required Canadian Lenders, or it shall first be indemnified to its satisfaction by, in the case of the U.S. Agent, the Lenders, or, in the case of the Canadian Agent, the Canadian Lenders, against any and all liability and expense which may be incurred by it by reason of taking or continuing to take
any  such  action.   Each  Agent shall  in  all  cases  be  fully
protected in acting, or in refraining from acting, hereunder or under any of the other Credit Documents in accordance with a request of, in the case of the U.S. Agent, the Required Lenders, or, in the case of the Canadian Agent, the Required Canadian Lenders (or, in the case of the U.S. Agent or the Canadian Agent, all the Lenders to the extent specifically provided in Section 10.6) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

      SUBPART 2.11   New Schedule 1.1I.  A new Schedule  1.1I  in
the form of Schedule 1.1I attached hereto is hereby added to the Existing Credit Agreement.

      SUBPART  2.12   Amendments to Schedule 2.1(b)(i).  Schedule
2.1(b)(i) of the Existing Credit Agreement is hereby replaced with Schedule 2.1(b)(i) attached hereto.

      SUBPART 2.13   New Schedule 2.5.  A new Schedule 2.5 in the
form of Schedule 2.5 attached hereto is hereby added to the Existing Credit Agreement.

      SUBPART 2.14   Amendments to Schedule 11.3.  Schedule  11.3
of the Existing Credit Agreement is hereby replaced with Schedule
11.3 attached hereto.

      SUBPART 2.15 Conditional Amendments to Section 11.6. In the event that the Lenders unanimously approve and execute this Amendment, the introductory clause of Section 11.6 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

       11.6 Amendments, Waivers and Consents.

           Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing entered into by, or approved in writing by, the Required Lenders and the Credit Parties, provided that no such amendment, change, waiver, discharge or termination shall, without the consent of each Lender affected thereby:

                            PART III
                   CONDITIONS TO EFFECTIVENESS

      This Amendment shall be and become effective as of the date
(the "Amendment No. 1 Effective Date") when all of the conditions set forth in this Part III shall have been satisfied.

      SUBPART 3.1 Execution of Counterparts of Amendment. The U.S Agent shall have received counterparts of this Amendment on or before December 31, 2001, which collectively shall have been duly executed on behalf of each of the Borrowers, the Guarantors and the Required Lenders.

     SUBPART 3.2 Corporate Documents. The U.S Agent shall have received the following:

               (i) Resolutions. Copies of resolutions of the Board of Directors of each U.S. Credit Party approving and
     adopting   this  Amendment,  the  transactions  contemplated
     therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such U.S. Credit Party to be true and correct and in force and effect as of the Amendment No. 1 Effective Date.

               (ii) Good Standing. Copies of certificates of good standing, existence or its equivalent with respect to Airgas
     certified   as   of   a  recent  date  by  the   appropriate
     Governmental Authorities of the state of incorporation and the state of the chief executive office and principal place of business.

               (iii) Incumbency. An incumbency certificate of each U.S. Credit Party certified by a secretary or assistant secretary to be true and correct as of the Amendment  No.  1
     Effective Date.

      SUBPART 3.3 Opinion of Counsel. The U.S. Agent shall have received a legal opinion of Cravath, Swaine & Moore dated as of the Amendment No. 1 Effective Date and in form and substance reasonably satisfactory to the U.S. Agent.

     SUBPART 3.4 Additional Financing. The sum of the U.S. Term Loan Committed Amount plus the principal amount of all other financing arrangements (the "Additional Financing") made by Airgas to pay for the Willow Acquisition (which arrangements shall otherwise be permitted by the Credit Agreement) shall equal $100,000,000, and Airgas shall have obtained the amount of the Additional Financing prior to or simultaneously with the Amendment No. 1 Effective Date.

                             PART IV
                          MISCELLANEOUS

      SUBPART 4.1 Construction. This Amendment is a Credit Document executed pursuant to the Existing Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Amended Credit Agreement.

      SUBPART 4.2 Representations and Warranties. Each Credit Party hereby represents and warrants that (i) each Credit Party that is party to this Amendment: (a) has the requisite corporate power and authority to execute, deliver and perform this Amendment, as applicable and (b) is duly authorized to, and has been authorized by all necessary corporate action, to execute, deliver and perform this Amendment, (ii) the representations and warranties contained in Section 6 of the Amended Credit Agreement are true and correct in all material respects on and as of the date hereof upon giving effect to this Amendment as though made on and as of such date (except for those which expressly relate to an earlier date) and (iii) no Default or Event of Default exists under the Existing Credit Agreement on and as of the date hereof upon giving effect to this Amendment.

     SUBPART 4.3 Acknowledgment. The Guarantors acknowledge and consent to all of the terms and conditions of this Amendment and agree that this Amendment does not operate to reduce or discharge the Guarantors' obligations under the Amended Credit Agreement or the other Credit Documents. The Guarantors further acknowledge and agree that the Guarantors have no claims, counterclaims, offsets, or defenses to the Credit Documents and the performance of the Guarantors' obligations thereunder or if the Guarantors did have any such claims, counterclaims, offsets or defenses to the Credit Documents or any transaction related to the Credit Documents, the same are hereby waived, relinquished and released in consideration of the Lenders' execution and delivery of this Amendment.

      SUBPART 4.4 Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

      SUBPART 4.5 Binding Effect. This Amendment, the Amended Credit Agreement and the other Credit Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof. These Credit Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. Except as expressly modified and amended in this Amendment, all the terms, provisions and conditions of the Credit Documents shall remain unchanged and shall continue in full force and effect.

      SUBPART 4.6  GOVERNING LAW.  THIS AGREEMENT AND THE  RIGHTS
AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND
CONSTRUED  AND  INTERPRETED IN ACCORDANCE WITH THE  LAWS  OF  THE
STATE OF NEW YORK.

      SUBPART 4.7 Severability. If any provision of this Amendment is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

     IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWERS:               AIRGAS, INC.

                         By: /S/Joseph C. Sullivan
                         Name:  Joseph C. Sullivan
                         Title: Vice President and Treasurer

                         AIRGAS CANADA INC.

                         By: /S/Robert M. McLaughlin
                         Name:  Robert M. McLaughlin
                         Title: Vice President

                         RED-D-ARC LIMITED
                         By: /S/Robert M. McLaughlin
                         Name:  Robert M. McLaughlin
                         Title: Vice President

U.S. GUARANTORS:         AIRGAS-EAST, INC.
                         AIRGAS-GREAT LAKES, INC.
                         AIRGAS-MID AMERICA, INC.
                         AIRGAS-NORTH CENTRAL, INC.
                         AIRGAS-SOUTH, INC.
                         AIRGAS-GULF STATES, INC.
                         AIRGAS-INTERMOUNTAIN, INC.
                         AIRGAS-MID SOUTH, INC.
                         AIRGAS-NORPAC, INC.
                         AIRGAS-NORTHERN CALIFORNIA & NEVADA, INC.
                         AIRGAS-SOUTHWEST, INC.
                         AIRGAS-WEST, INC.
                         AIRGAS-SAFETY, INC.
                         RUTLAND TOOL & SUPPLY CO., INC.
                         AIRGAS CARBONIC, INC.
                         AIRGAS SPECIALTY GASES, INC.
                         NITROUS OXIDE CORP.
                         PURITAN MEDICAL PRODUCTS, INC.
                         RED-D-ARC, INC.
                         ATNL, INC.
                         AIRGAS REALTY, INC.
                         CYLINDER LEASING CORP.
                         AIRGAS DATA, LLC
                         AIRGAS DIRECT INDUSTRIAL VESSEL, LLC

                         By: /S/Robert M. McLaughlin
                         Name:  Robert M. McLaughlin
                         Title: Vice President

CANADIAN SUBSIDIARY
GUARANTORS:              AIRGAS INTERNATIONAL, INC.
                         AIRGAS, S.A. DE C.V.
                         AIRGAS MEXICO, S.A. DE C.V.

                         By: /S/Joseph C. Sullivan
                         Name:  Joseph C. Sullivan
                         Title: Vice President and Treasurer


                     [Signatures continued]

U.S. AGENT:              BANK OF AMERICA, N.A.,

                         By: /S/Donald J. Chin
                         Name:  Donald J. Chin
                         Title: Managing Director

U.S. LENDERS:            BANK OF AMERICA, N.A.

                         By: /S/Donald J. Chin
                         Name:  Donald J. Chin
                         Title: Managing Director

                         BANCA NAZIONALE DEL LAVARO S.p.A
                         NEW YORK BRANCH

                         By: /S/Leonardo Valentini
                         Name:  Leonardo Valentini
                         Title: First Vice President

                         By: /S/Frederic W. Hall
                         Name:  Frederic W. Hall
                         Title: Vice President

                         THE BANK OF NEW YORK

                         By: /S/David S. Csatari
                         Name:  David S. Csatari
                         Title: Assistant Vice President

                         BANK OF TOYKO-MITSUBISHI TRUST COMPANY

                         By: /S/Heather Zimmermann
                         Name:  Heather Zimmermann
                         Title: Vice President

                         CIBC INC.

                         By: /S/Dominic Sorresso
                         Name:  Dominic Sorresso
                         Title: Executive Director

                         By:
                         Name:
                         Title:

                         JP MORGAN CHASE BANK

                         By: /S/Lee P. Brennan
                         Name:  Lee P. Brennan
                         Title: Vice President

                         FIRST UNION NATIONAL BANK

                         By: /S/Shannan S. Townsend
                         Name:  Shannan S. Townsend
                         Title: Vice President

                         FLEET NATIONAL BANK

                         By: /S/Marwan Isbaih
                         Name:  Marwan Isbaih
                         Title: Director

                         MELLON BANK, N.A.

                         By: /S/William Feathers
                         Name:  William Feathers
                         Title: Vice President

                         NATIONAL CITY BANK

                         By: /S/Thomas J. McDonnell
                         Name:  Thomas J. McDonnell
                         Title: Senior Vice President

                         PNC BANK, NATIONAL ASSOCIATION

                         By: /S/Frank A. Pugliese
                         Name:  Frank A. Pugliese
                         Title: Vice President

                         BANK OF OKLAHOMA

                         By: /S/Pamela J. Been
                         Name:  Pamela J. Been
                         Title: Vice President

                         MERRILL LYNCH BUSINESS FINANCIAL
                         SERVICES INC.

                         By: /S/Christopher M. McLaughlin
                         Name:  Christopher M. McLaughlin
                         Title: Vice President

CANADIAN AGENT:          CANADIAN IMPERIAL BANK OF COMMERCE

                         By: /S/Dominic Sorresso
                         Name:  Dominic Sorresso
                         Title: Executive Director

                         By:
                         Name:
                         Title:

CANADIAN LENDERS:        CANADIAN IMPERIAL BANK OF COMMERCE

                         By: /S/Dominic Sorresso
                         Name:  Dominic Sorresso
                         Title: Executive Director

                         By:
                         Name:
                         Title:

                         BANK OF AMERICA CANADA

                         By: /S/Nelson Lam
                         Name:  Nelson Lam
                         Title: Vice President

                         MELLON BANK, N.A. -  CANADA BRANCH

                         By: /S/William Feathers
                         Name:  William Feathers
                         Title: Vice President

                          Schedule 1.1I

         CONSOLIDATED EBITDA FOR THE WILLOW ACQUISITION

- Continued due-diligence may lead to an adjustment of the allocation of EBITDA between the purchaser of the Dogwood Assets and Airgas
- However, unless these adjustments are material and are agreed to between the Borrowers and the U.S. Agent, acting reasonably, the schedule of pro forma EBITDA from the Willow Acquisition shall be as follows:


                12/31/00       3/31/01       6/30/01       9/30/01
               -----------   -----------   -----------   -----------
     Without   $10,177,500   $10,177,500   $10,177,500   $10,177,500
     Dogwood
     Assets

     With      $10,925,000   $10,925,000   $10,925,000   $10,925,000
     Dogwood
     Assets

                       Schedule 2.1(b)(i)

                FORM OF NOTICE OF U.S. BORROWING

TO:       Bank of America, N.A., as U.S. Agent
          100 North Tryon Street
          Charlotte, North Carolina  28255

RE:       Tenth Amended and Restated Credit
          Agreement dated as of July 30, 2001 among Airgas, Inc. ("Airgas"), Airgas Canada Inc.
          and Red-D-Arc Limited (each a "Canadian
          Borrower"), the Guarantors party thereto,
          Bank of America, N.A., as U.S. Agent,
          Canadian Imperial Bank of Commerce, as
          Canadian Agent and the Lenders party thereto
          (as amended or modified from time to time, the "Credit Agreement").

DATE:     _____________, 200__

_________________________________________________________________________

1. This Notice of Borrowing is made pursuant to the terms of the Credit Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Credit Agreement.

2. Please be advised that Airgas is requesting a [Revolving U.S. Loan][U.S. Term Loan] in the amount of $__________ be funded on ____________, 200__ to accrue interest at the interest rate set forth in paragraph 3 below. Subsequent to the funding of the requested [Revolving U.S. Loan][U.S. Term Loan], the aggregate amount of outstanding [Revolving U.S. Loan][U.S. Term Loans] will be $___________.

3.   The interest rate option applicable to the requested
     [Revolving U.S. Loan][U.S. Term Loan] set forth in paragraph
     2 above shall be:

     a.   ________ the U.S. Base Rate plus the Applicable
     Percentage for Base Rate Loans; or

     b.   ________ the Eurodollar Rate plus the Applicable
     Percentage for Eurodollar Loans for an Interest Period of:

               ________ one month
               ________ two months
               ________ three months
               ________ six months
               ________ twelve months

4. The representations and warranties made in Section 6 of the Credit Agreement are true and correct in all material respects at and as if made on the date hereof (except for those which expressly relate to an earlier date) unless the failure to be so true and correct would not be reasonably expected to have a Material Adverse Effect.

5. As of the date hereof, no Default or Event of Default has occurred and is continuing or would be caused by the requested Loan.

6. The incurrence by Airgas of the Indebtedness evidenced by such Loan is permitted by the Subordinated Note Indenture and constitutes "Senior Debt" (as defined in the Subordinated Note Indenture).

7. Immediately after giving effect to the making of the requested Revolving U.S. Loan, the sum of the aggregate principal amount of outstanding Revolving U.S. Loans plus the aggregate principal amount of outstanding Competitive U.S. Loans plus the aggregate principal amount of outstanding U.S. Swingline Loans plus U.S. LOC Obligations outstanding shall not exceed the Revolving U.S. Committed Amount.


                              By:
                              Title:

                          Schedule 2.5

               U.S. TERM LOAN COMMITMENT AGREEMENT

      Reference is made to the Tenth Amended and Restated Credit Agreement dated as of July 30, 2001 (as amended, modified, extended or restated from time to time, the "Credit Agreement") by and among Airgas, Inc., a Delaware corporation ("Airgas"), the other Credit Parties party thereto, the Lenders party thereto, the Guarantors party thereto, Bank of America, N.A., as U.S. Agent and Canadian Imperial Bank of Commerce, as Canadian Agent. All of the defined terms in the Credit Agreement are incorporated herein by reference.

     1. Effective as of the Effective Date (defined below), the undersigned Lender hereby confirms its U.S. Term Loan Commitment, in an aggregate principal amount of up to the amount specified below to (i) make U.S. Term Loans in accordance with the provisions of Section 2.5(a). If the undersigned Lender is already a Lender under the Credit Agreement, such Lender acknowledges and agrees that such U.S. Term Loan Commitment is in addition to any existing Commitment of such Lender under the Credit Agreement. If the undersigned Lender is not already a Lender under the Credit Agreement, such Lender hereby acknowledges, agrees and confirms that, by its execution of this agreement, such Lender will, as of the Effective Date, be a party to the Credit Agreement and be bound by the provisions of the Credit Agreement and, to the extent of its U.S. Term Loan
Commitment,  have  the  rights  and  obligations  of   a   Lender
thereunder.

      2. This agreement shall be governed by and construed in accordance with the laws of the State of New York.

Effective Date                           _____________________

Amount of U.S. Term Loan Commitment      _____________________

The terms set forth above
are hereby agreed to this ____ day of ____________, 200_:

[Lender]

By:___________________________
Title:


CONSENTED TO:


BANK OF AMERICA, N.A.,
as U.S. Agent


By:____________________________
Title:

                          Schedule 11.3

                FORM OF ASSIGNMENT AND ACCEPTANCE

     THIS  ASSIGNMENT AND ACCEPTANCE dated as of _______________,
200_ is entered into between ________________ ("Assignor") and ____________________ ("Assignee").

     Reference is made to the Tenth Amended and Restated Credit Agreement dated as of July 30, 2001, as amended and modified from time to time thereafter (the "Credit Agreement") among Airgas, Inc., the Canadian Borrowers, the Lenders party thereto, the Guarantors party thereto, Bank of America, N.A., as U.S. Agent and Canadian Imperial Bank of Commerce, as Canadian Agent. Terms defined in the Credit Agreement are used herein with the same meanings.

     1. The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, effective as of the Effective Date set forth below, the interests set forth below (the "Assigned Interest") in the Assignor's rights and obligations under the Credit Agreement, including, without limitation, the interests set forth below in the Commitments and outstanding Loans of the Assignor on the effective date of the assignment designated below (the "Effective Date"), together with unpaid Fees accrued on the assigned Commitments to the Effective Date and unpaid interest accrued on the assigned Loans to the Effective Date. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in [Section 2.5(g)] [Section 11.3(b)] of the Credit Agreement, a copy of which has been received by the Assignee. From and after the Effective Date (i) the Assignee, if it is not already a Lender under the Credit Agreement, shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests purchased and assumed by the Assignee under this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the interests sold and assigned by the Assignor under this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

    2. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the state of New York.

    3.   Terms of Assignment

        (a)Date of Assignment:

        (b)Legal Name of Assignor:

        (c)Legal Name of Assignee:

        (d)Effective Date of Assignment:

        (e)Assigned Interest:

                                  Total       Amount of     Percentage
                               Commitment/   Commitment/     Assigned
                              Loans for all     Loans        of Total
 Facility Assigned               Lenders      Assigned    Commitment/Loans
 --------------------------   -------------  -----------  ----------------
  Revolving U.S. Commitment   $____________  $__________
  Revolving U.S. Loans        $____________  $__________  __________%

  U.S. Term Loan              $____________  $__________  __________%

  Revolving Canadian          $____________  $__________  __________%
    Commitment                $____________  $__________
Revolving Canadian Loans

4. This Assignment and Acceptance shall be effective only upon consent of U.S. Agent [Airgas] [and the Canadian Agent], if applicable, delivery to the [U.S./Canadian] Agent of this Assignment and Acceptance together with the transfer fee payable pursuant to [Section 2.5(g)] [Section 11.3(b)] in connection herewith.

5. This Assignment and Acceptance may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Assignment and Acceptance to produce or account for more than one such counterpart.

The terms set forth above
are hereby agreed to:

____________________, as Assignor

By:_____________________________________

Title:__________________________________


_____________________, as Assignee

By:_____________________________________

Title:__________________________________


CONSENTED TO:

BANK OF AMERICA, N.A.,
as U.S. Agent

By:____________________________________

Title:_________________________________


AIRGAS, INC.

By:____________________________________

Title:_________________________________